Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS SIGNS LICENSING AGREEMENT FOR
DISTRIBUTION AND SALE OF URACYST® IN PORTUGAL

- Company Continues Expansion of Global Out-Licensing Program -

LONDON, Ontario May 5, 2010 – Stellar Pharmaceuticals Inc. ("Stellar") (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today reported signing a licensing agreement for the distribution and sale of one of its lead products, Uracyst® (a sterile sodium chondroitin sulfate solution, 2%) for the treatment of interstitial cystitis/painful bladder syndrome ("IC/PBS"), in Portugal with CPH Companhia Portuguesa Higiene ("CPH").

CPH is a specialty pharmaceutical sales and marketing company based in Alcabideche, Portugal.  One of CPH’s major focus areas is urology, the primary target market for Uracyst®.

With the CE mark for Uracyst® already in place, it is expected that Uracyst will be launched by CPH in the second quarter of 2010.  Under the terms of the agreement, CPH will pay Stellar an upfront licensee fee in addition to a specified transfer price in exchange for the rights to an exclusive license for this territory.  This agreement has an initial five-year term and may be renewed for an additional three-year term with the mutual agreement of both parties.

Peter Riehl, Stellar’s President and Chief Executive Officer, stated, "Expanding the global licensing of Uracyst® is a major growth driver for Stellar.  Accordingly, the signing of this agreement, which will add to the number of European territories where Uracyst® is commercially available, is a key milestone achievement for our Company.  We look forward to building a successful long-term working relationship with CPH."

About CPH Companhia

CPH is a centennial Portuguese pharmaceutical company founded in 1891 and integrated since 2008 in the Ferrer Group, a multinational Spanish company. CPH has a tradition in the CNS, Urology, Cardiovascular and, recently, in the Oncology OTC fields.

About Uracyst®

It is believed that over 70% of IC/PBS patients have defects in their bladder glycosaminoglycan layers. The glycosaminoglycan ("GAG") is a mucosa lining of the bladder that acts as a protective barrier against irritants and toxins in the urine and defends against bacterial adherence. When the GAG is damaged, these irritants and toxins in the urine seep through, causing an irritation to the bladder wall. This results in increased frequency and urgency to void (up to 60 times a day). Many IC/PBS patients also experience severe pelvic pain. These symptoms can be debilitating and have a serious impact on a patients quality of life.

Chondroitin sulfate (ChS) is believed to be the major proteoglycan responsible for the GAG barrier function. Uracyst® was developed to replenish this defect. Uracyst® 2% (400 mg) ChS dose has been shown to be the ideal dosage to saturate the bladder, thus restoring the barrier function. Instilled fluid volume of Uracyst® 20 mL also allows patients to retain the treatment in the bladder for a longer period of time thus a better uptake of the delivered dosage and a faster onset of symptomatic relief. Uracyst® is also one of the most cost effective treatments for these patients. Combine treatment efficacy with the most cost effective therapy and it becomes understandable why Uracyst® is becoming the product of choice in treating IC/PBS.

Press Release – CPH Companhia

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Both NeoVisc and Uracyst have their CE Mark certification for the European Community. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.	CPH Pharma
Peter Riehl	Armando Mota
President & CEO	Commercial Director
(800) 639-0643 or (519) 434-1540	(351) 919938231
armando.mota@cph.pt
Or

Arnold Tenney
Chairman
Stellar Pharmaceuticals Inc.
(416) 587-3200

Or

Investor Contact
Stephen Kilmer
President
Kilmer Lucas Inc.
(905) 690-2400 ext. 21
email – stephen@kilmerlucas.com